EXHIBIT 16.1

April 17, 2013

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC

Dear Sirs/Madams:

We have read Item 4.01 of the Digital Brand Media & Marketing Group, Inc. (formerly known as RTG Ventures, Inc.) Form 8-K dated April 17, 2013, and agree with the statements concerning our firm contained therein.

Very truly yours,

/S/ SHERB & CO., LLP